EXHIBIT 4-D
-----------

                                LOAN AGREEMENT

                                  dated as of

                               November 24, 1998

                                    between

                       JMB INCOME PROPERTIES, LTD. - XI

                                      and

                          DRESDNER BANK AG, NEW YORK
                        BRANCH AND GRAND CAYMAN BRANCH

                                LOAN AGREEMENT
                                --------------


      THIS LOAN AGREEMENT (this "Agreement") is dated as of the 24th day of November, 1998 by and between JMB INCOME PROPERTIES, LTD. - XI, an Illinois limited partnership ("Borrower"), and DRESDNER BANK AG, NEW YORK BRANCH AND GRAND CAYMAN BRANCH and its permitted successors and assigns ("Lender").

                               R E C I T A L S:
                               ---------------

      A. Borrower is the owner of certain Property (as hereinafter defined) located in Hackensack, New Jersey.

      B. Borrower has requested Lender to make a loan (the "Loan") to Borrower in the aggregate principal amount of Thirty Four Million Dollars ($34,000,000) in connection with a fully enclosed, regional shopping mall located on the Property and known as the Riverside Square Mall (the "Mall").

      C. The Loan is evidenced by a certain Mortgage Note dated as of even date herewith in the aggregate principal amount of Thirty Four Million Dollars ($34,000,000) (the "Note").

      D. The Note is secured by, among other things, (i) that certain Mortgage, Assignment of Leases and Security Agreement executed by Borrower) dated as of even date herewith in favor of Lender (the "Mortgage"); (ii) that certain Assignment of Leases and Rents executed by Borrower as of even date herewith in favor of Lender (the "Assignment of Leases"); (iii) that certain Environmental Indemnity Agreement executed by Borrower dated as of even date herewith in favor of Lender (the "Indemnity Agreement"); (iv) that certain Subordination of Management Agreement executed by the manager of the Property as of even date herewith in favor of Lender (the "Subordination of Management Agreement"); and (v) certain other loan documents.

      E. Subject to the terms and conditions of this Agreement, Lender has agreed to make the Loan to Borrower.

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto represent and agree as follows:


                                   ARTICLE 1
                                   ---------

                         INCORPORATION AND DEFINITIONS
                         -----------------------------

      1.1 INCORPORATION AND DEFINITIONS: The foregoing recitals and all exhibits attached hereto are hereby made a part of this Agreement. The following terms shall have the following meanings in this Agreement:

            (a) BUSINESS DAY: Any day on which national banking associations are required to be open for business in Chicago, Illinois, New York City and London, England.

            (b) DEBT AMORTIZATION CHARGES: An amount reasonably determined by Lender to be the monthly payment which would be required to amortize the portion of the principal amount of the Loan outstanding during such month over a period of twenty-five (25) years using an interest rate equal to the ten (10) year United States Treasury note annual yield as of the date Lender determines Total Interest Expense based upon published quotes for Treasury notes having ten (10) years to maturity, as published in the Wall Street Journal, subject, however, to a minimum annual constant of 9.25%.

            (c)   DEFAULT:  As defined in Section 6.1 hereof.

            (d) ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations promulgated thereunder.

            (e) GAAP: Generally accepted accounting principles, uniformly applied.

            (f) JMB: JMB Realty Corporation, a Delaware corporation, and the managing general partner of Borrower.

            (g) LAND: The real property subject to the lien of the Mortgage, legally described on Exhibit A of the Mortgage.

            (h) LEASE: Any lease, whether written or oral, now or hereafter entered into by or on behalf of Borrower with respect to any portion of the Property.

            (i)   LOAN AMOUNT: Thirty Four Million Dollars
($34,000,000.00).

            (j) LOAN DOCUMENTS: This Agreement, the Note, the Mortgage, the Assignment of Leases, the Indemnity Agreement, the Subordination of Management Agreement and such other documents as may now or hereafter be executed by Borrower to Lender to evidence or secure the Note, together with all modifications, amendments, substitutions and renewals thereof.

            (k)   MALL: As defined in Recital B of this Agreement.

            (l) MAJOR LEASE: Any Lease covering an aggregate square footage in excess of 5,000 square feet.

            (m) MATERIAL ADVERSE EFFECT: A material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower taken as a whole which would materially impair Borrower's ability to repay the Loan to the extent required by the Loan Documents or otherwise perform its obligations under this Agreement or any of the other Loan Documents or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Lender thereunder or hereunder.

            (n)   MORTGAGE: As defined in the Preamble.

            (o) NET OPERATING INCOME: With respect to any fiscal period of Borrower, the gross rental and other ordinary income from the operation of the Property, less all expenses incurred in connection with the operation of the Property during such fiscal period (including, without limitation, real estate taxes, management fees and bad debt expenses), but before payment of or provision for Total Interest Expense for such fiscal period, income taxes for such period, tenant allowances, lease commissions, capital additions and depreciation, amortization, and other non-cash expenses for such fiscal period, all as determined in accordance with GAAP.

            (p)   NOTE:  As defined in the Preamble.

            (q) PERSON: Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

            (r) PROPERTY: The Land which is legally described on Exhibit A attached hereto together with all improvements thereon and all rights appurtenant thereto.

            (s) TOTAL DEBT SERVICE: For any fiscal period of Borrower, the sum (without double-counting) of (i) Total Interest Expense for such period, plus (ii) Debt Amortization Charges of Borrower.

            (t) TOTAL INTEREST EXPENSE: For any fiscal period of Borrower, the aggregate amount of interest required in accordance with GAAP to be paid or accrued by Borrower during such period under the Note.

            (u) YEAR 2000 PROBLEM: Any significant risk that computer hardware, software or equipment containing embedded microchips essential to the business or operations of Borrower will not, in the case of dates or time periods occurring after December 31, 1999, function at least as reliably and effectively as in the case of time periods occurring before January 1, 2000, including the making of accurate Leap Year calculations.


                                   ARTICLE 2
                                   ---------

                                   THE LOAN
                                   --------

      2.1 AGREEMENT TO BORROW AND LEND; NOTE. Borrower agrees to borrow from Lender, and Lender agrees to lend to Borrower, Thirty Four Million Dollars ($34,000,000) on the terms of and subject to the conditions of this Agreement and the other Loan Documents.

      2.2 PRINCIPAL AND INTEREST; EXTENSION OPTION. Payments of principal and interest shall be due and payable to Lender as described in the Note. The entire principal balance of the Note and all accrued and unpaid interest thereon shall be due, if not sooner paid, on November 24, 1999 (the "Maturity Date"). Borrower shall have the option to extend the Maturity Date to May 24, 2000, provided that (i) Borrower shall notify Lender in writing (the "Extension Notice") of its election to extend the Maturity Date not less than thirty (30) days prior to the original Maturity Date; (ii) Borrower shall deliver to Lender, with the Extension Notice, a non-refundable extension fee in the amount of $34,000; (iii) on the date Borrower notifies Lender of its intent to extend the Maturity Date and on the original Maturity Date, there shall be no Default or any event or circumstance which, with the giving of notice or passage of time, would constitute a Default under the Loan Agreement or any other Loan Document;
(iv) on the date Borrower notifies Lender of its intent to extend the Maturity Date and on the original Maturity Date, there shall have been no Material Adverse Effect; (v) on the date Borrower notifies Lender of its intent to extend the original Maturity Date, Borrower shall deliver to Lender annual projections for the following year prepared by Borrower of operating expenses, cash flows, capital expenditures, tenant improvements and other income expenses of Borrower relating to the Property in form and substance reasonably acceptable to Lender; and (vi) Borrower shall deliver a certification from an authorized officer of Borrower to Lender, simultaneously with the delivery of the Extension Notice, stating that the ratio of Net Operating Income (estimated by Borrower and approved by Lender in its reasonable discretion based upon all executed Leases at the Property) for the twelve-month period following the original Maturity Date to estimated Total Debt Service for the same period shall be 1.85 to 1.00 or greater (the "Income Ratio"), which certification shall include Borrower's calculation of estimated Net Operating Income and estimated Total Debt Service and a current copy of a certified rent roll for the Property.

      Notwithstanding the foregoing, in the event that the Property does not generate the foregoing Income Ratio at the time the extension is requested and at the original Maturity Date, then Borrower may pay down the outstanding principal balance of the Loan on or before the original Maturity Date in order to achieve such ratio and qualify for the extension of the Maturity Date.

      Borrower shall not be permitted to prepay all or any portion of the Note except as provided in the Note.

      2.3 LOAN FEE. In consideration of Lender's agreement to make the Loan, as provided in paragraph 2.1 hereof, Borrower shall pay to Lender a non-refundable fee in the amount of $68,000 as a condition precedent to funding the proceeds of the Loan.

      2.4 CONDITIONS PRECEDENT. The loan proceeds shall be disbursed by Lender to Borrower only upon satisfaction of the following conditions precedent, as determined by Lender in its sole discretion:

            (a) Delivery by Borrower to Lender of the original executed Note, as described in the Recitals.

            (b) Delivery to Lender of a fully executed copy of this Agreement and the other Loan Documents.

            (c)   Delivery to Lender of the Mortgage.

            (d) Delivery to Lender of a pro-forma ALTA-1992 loan title insurance policy for the Property (the "Loan Policy"), which Loan Policy shall (i) insure that the Mortgage creates a valid perfected first lien against title to the Property to the extent of the stated amount of the Note, (ii) provide such endorsements as Lender may reasonably request and as are available in the jurisdiction where the Property is located, and
(iii) raise only such exceptions to title on the Property as Lender may approve.

            (e) Delivery to Lender of a comprehensive phase I environmental report, in form and substance acceptable to Lender and prepared by Versar, Inc.

            (f) Delivery to Lender of an appraisal satisfactory to Lender prepared by an appraiser who is a member of the American Institute of Real Estate Appraisers and who is approved by Lender. The appraisal must show an appraised value of the Property, such that the ratio of the appraised value of the Property to the principal amount of the Loan shall be no more than fifty-five percent (55%) at stabilization.

            (g) Delivery to Lender of an ALTA Survey reasonably satisfactory to Lender prepared by BOSWELL Engineering.

            (h) Delivery to Lender of copies of all existing contracts providing for the management, operation or leasing of the Property or any improvements thereon, including, without limitation, that certain Property Management Agreement (the "Management Agreement") entered into between Borrower and Urban Retail Properties Co. ("Urban"), together with the Subordination of Management Agreement.

            (i) Delivery to Lender of tenant estoppel letters or operating agreement estoppel letters, as the case may be, and subordination, non-disturbance and attornment agreements ("SNDA"), in form and substance reasonably satisfactory to Lender, from Major Tenants at the Property occupying at least fifty percent (50%) in the aggregate of the gross leasable area of the Property; provided, however, that although no SNDA shall be delivered by Bloomingdale's Real Estate, Inc., as it is not a tenant under a Lease, the gross leasable area of the Bloomingdales store shall be included in determining whether or not the fifty percent (50%) threshold has been met.

            (j) Payment to Lender of (i) the loan fee described above, which fee shall be due and payable upon delivery of this Agreement by Borrower to Lender, and (ii) the expenses described in paragraph 9.2 hereof.

            (k) Receipt and approval by Lender of all opinion letters, authorization and other due diligence items previously requested by Lender with respect to the Property.

            (l) Receipt and approval by Lender of certificates of insurance on the Property, as required by the Mortgage.

            (m) Delivery to and approval by Lender of Borrower's annual projections for calendar years 1998 and 1999 prepared by Borrower of operating expenses, cash flows, capital expenditures, tenant improvements and other income expenses of Borrower relating to the Property.

            (n) Delivery to and approval by Lender of a certified rent roll for the Property.

            (o) Delivery to Lender of all Leases requested by Lender, which Leases shall be satisfactory to Lender in its reasonable discretion.


            (p) Delivery to and approval by Lender of such other papers and documents regarding Borrower or the Property as
      Lender may reasonably require.


                                   ARTICLE 3
                                   ---------

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                   -----------------------------------------

      3.1 REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender as of the date hereof:

            (a) Borrower has good and insurable fee simple title to the Land and is the owner of the Property, subject only to liens and encumbrances described in the Loan Policy, rights of existing tenants in possession and such other liens, encumbrances and exceptions as may be reasonably approved or permitted by Lender.

            (b) Borrower is duly organized and validly existing under the laws of the State of Illinois. Borrower has full power and authority to conduct its business as presently conducted, to enter into the Loan Documents and to perform all of its duties and obligations thereunder.
Such execution and performance have been duly authorized by all necessary corporate, shareholder, member or partnership approval. The ownership and operation of the Property and the operation of Borrower's partnership in accordance with Borrower's partnership agreement, is the sole business of Borrower.

            (c) This Agreement, the Mortgage, the Note, the other Loan Documents and any other documents and instruments required to be executed and delivered by Borrower in connection with the Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforce-able strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by equitable remedies, applicable bankruptcy, insolvency, fraudulent conveyance and other similar debtor relief laws affecting the enforcement of creditors' rights generally). No basis presently exists for any claim by Borrower against Lender under this Agreement, the Note, the Mortgage, the other Loan Documents or with respect to the Loan and to the actual knowledge of Borrower, enforcement of the Mortgage and the Loan Documents in accordance with their respective terms is subject to no defenses of any kind.

            (d) The execution, delivery and performance of this Agreement, the Mortgage, the Note, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrower pursuant to or in connection with this Loan will not, in any material respect:
(i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or
(ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower is a party or by which Borrower may be bound. To the actual knowledge of Borrower, Borrower is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default would materially and adversely affect the performance by Borrower of its obligations pursuant to and as contemplated by the terms and provisions of the Mortgage and the other Loan Documents.

            (e) To the actual knowledge of Borrower, no agreement, document, instrument, restriction, litigation or proceeding (or, to Borrower's actual knowledge, threatened litigation or proceeding or basis therefor) exists which could adversely affect the validity or priority of the liens and security interests granted Lender hereunder or under the Loan Documents or which could materially and adversely affect the ability of Borrower to perform its obligations under the Loan Documents.

            (f) To the actual knowledge of Borrower, the Property does not violate or conflict with, in any material respects, any applicable law, statute, ordinance, rule, regulation or order of any kind, including, with-out limitation, environmental laws, zoning, building, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent that such violation would not constitute a Material Adverse Effect.

            (g) To the actual knowledge of Borrower, except as disclosed to Lender in that certain Environmental Site Assessment Report dated October 9, 1998, prepared by Versar, Inc. (the "Report") with respect to the Property delivered to Lender, there are no facilities on the Property which are subject to reporting under Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder and the Premises do not contain any underground storage tanks.

            (h) As of the respective dates of certification or preparation, all historical financial statements submitted by Borrower to Lender in connection with this Loan are true and correct in all material respects and fairly present the cash flows of the entities or property which are their subjects.

            (i) As of the respective dates of certification or preparation, all financial statements, budgets, schedules, opinions, certificates, statements, applications, rent rolls, affidavits, agreements, contracts, and other materials submitted to Lender in connection with or in furtherance of the Loan by Borrower or any of Borrower's agents or contractors fully and fairly, in all material respects, state the matters with which they purport to deal.

            (j) Borrower has timely filed all federal, state and other governmental tax and similar returns which it is required by law to file with respect to Borrower and/or the Property and the operation and business thereof, and all taxes and other sums which are shown to be payable under such returns have been fully paid or, if Borrower is contesting or disputing payment thereof, Borrower had timely filed all extensions, protests, objections and other documentation necessary to contest or dispute such taxes before penalties are assessed thereto.

            (k) To the actual knowledge of Borrower, Borrower now possesses and holds all necessary and material licenses, franchises, governmental permits, certificates, consents and other approvals required to conduct and operate the business of the Property as presently conducted thereon except to the extent such violation would not constitute a Material Adverse Effect.

            (l) Except as disclosed in writing to Lender, or as may hereafter be disclosed to Lender in the engineering reports, if any, to be delivered to Lender, any and all material improvements, fixtures, equipment and facilities on the Property are in good operating condition and repair and the Property is free from material structural defects and the parking areas have adequate drainage.

            (m) Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA or any material liability to the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto, in connection with any employee benefit plan established or maintained by Borrower; the execution and delivery by Borrower of this Agreement, the Note and the other Loan Documents will not involve any pro-hibited transaction within the meaning of ERISA or Section 4975 of the International Revenue Code of 1986, as amended.

            (n) Borrower has reviewed, or will expeditiously review, its operations with a view to assessing whether its business will be vulnerable to a Year 2000 Problem or will be vulnerable to the effects of a Year 2000 Problem suffered by any of Borrower's major commercial counter-parties. Borrower shall take all commercially reasonable actions necessary to assure that its computer-based and other systems are able to effectively process data, including dates before, on and after January 1, 2000, without experiencing any Year 2000 Problem that could cause a Material Adverse Effect. At the written request of Lender, Borrower will provide Lender with assurances and substantiations (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to Lender as to the capability of Borrower to conduct its business and operations before, on and after January 1, 2000 without experiencing a Year 2000 Problem causing a Material Adverse Effect. Borrower represents and warrants that it has a reasonable basis to believe that no Year 2000 Problem will cause a Material Adverse Effect.

            (o) Borrower has removed, or has caused the removal of, that certain 55-gallon drum containing waste oil, previously located on the Property. Such removal was conducted in a commercially reasonable manner in compliance with all laws, ordinances and regulations and no leakage or spillage occurred on or about the Property.

      All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement for as long as any portion of the Loan remains outstanding.

      3.2 COVENANTS. To induce Lender to make the Loan, Borrower hereby covenants to Lender, for as long as any portion of the Loan shall be outstanding, as follows:

            (a) From and after the date hereof, Borrower shall not engage in any business other than the ownership and operation of the Property, without the prior written consent of Lender.

            (b) All financial statements to be submitted by Borrower to Lender in connection with the Loan will, for the periods covered thereby, be true and correct in all material respects and fairly present the respective cash flows of the entities or property which are their subjects.

            (c) Borrower shall hereafter continue to timely file all federal, state and other governmental tax and similar returns which it is required by law to file with respect to Borrower and/or the Property and the operation and business thereof, and Borrower shall continue to pay all taxes and other sums which are shown to be due and payable by Borrower under such returns, if any; or, if Borrower elects to contest the payment or amount of any such taxes, Borrower shall comply with the provisions of
Article 4.2 of the Mortgage.

            (d) During the term of the Loan, Borrower shall promptly furnish to Lender a written notice of any litigation in which Borrower is named a defendant or any litigation which, if adversely determined, would constitute a Material Adverse Effect.

            (e) Borrower shall pay Total Interest Expense when due and punctually perform and observe all of the requirements of (i) this Agreement; (ii) the Note; (iii) the Mortgage; (iv) the Assignment of Leases; (v) the Indemnity Agreement; (vi) the Subordination of Management Agreement; and (vii) the other Loan Documents. Borrower shall have the privilege of making prepayments on the principal amount of the Note (in addition to the required payments thereunder) in accordance with the terms and conditions set forth in the Note, but not otherwise.

            (f) Borrower shall cause the Property to be owned, operated and maintained in compliance, in all material respects, with applicable laws, statutes, ordinances, rules, regulations and orders, including, without limitation, environmental laws, zoning, building land use, noise abatement, occupational health and safety and other laws, building permits, grants, easements, covenants and restrictions.

            (g) From and after the date hereof, Borrower shall maintain a ratio of Net Operating Income to Total Debt Service of 1.75:1 or more, as determined by Borrower's accountant to the reasonable satisfaction of Lender, at the end of each fiscal quarter of Borrower.

            (h) Without the prior written consent of Lender, Borrower shall not incur any direct or contingent debts other than the Loan; provided, however, nothing contained herein shall prohibit Borrower from acquiring goods, supplies or merchandise for the Property on normal trade credit, including equipment leases and purchase money financing on equipment and personalty, and debts in existence on the date of this Agreement as disclosed to Lender in writing.

            (i) From and after the date hereof, Borrower shall not create, assume, allow or permit any lien, security interest or other encumbrance to attach to all or any portion of the Property nor grant, pledge, lien or assign any interest in Borrower nor merge the assets of Borrower with any other entity, except to the extent permitted under
Section 7.2 hereof.

            (j) From and after the date hereof, JMB shall not create, assume, allow or permit any lien or security interest to attach to all or any portion of its partnership interest in Borrower.

            (k) From after the date hereof, Borrower shall not allow or permit any lien or security interest to attach to all or any portion of JMB's partnership interest in Borrower.

            (l) Borrower shall cause any and all management fees payable with respect to the Property to be fully subordinated to the rights of Lender under the Note and the other Loan Documents pursuant to the Subordination of Management Agreement.

            (m) Borrower shall not change the person or entity responsible for managing the Property without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender acknowledges and consents to Urban as manager of the Property.

            (n) Borrower shall keep books of account and prepare financial statements and shall cause to be furnished to Lender the following financial information, all of which shall be kept and prepared in accordance with GAAP, consistently applied, unless Borrower's certified public accountants concur in any changes therein and such changes are disclosed to Lender in writing and reasonably acceptable to Lender:

                  (i) Promptly after becoming available, but not later than forty-five (45) days after the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending December 31, 1998, unaudited balance sheets of Borrower as of the end of such quarter, and the related statements of income and statement of cash flow for that portion of the fiscal year of Borrower ending as of the end of such quarter, certified by Borrower's chief financial officer or accounting officer as prepared in accordance with GAAP, consistently applied, and fairly presenting the financial position and operations of Borrower for such period, subject, however, to ordinary and customary year-end adjustments and the absence of footnotes;

                  (ii) Concurrently with the delivery of the financial statement described in Subsection (i) above, a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants contained herein (which calculations shall be subject to Lender's review and approval), and a certificate of Borrower's chief financial officer or accounting officer certifying to Lender that there does not exist any Default or, if such officer is aware of a Default, the nature thereof;

                  (iii) Within forty-five (45) days after the end of each fiscal quarter of Borrower during the term of the Loan, a certification from an authorized officer of Borrower stating Borrower's calculation of the ratio of Net Operating Income to Total Debt Service, together with the financial information and calculations used by Borrower to obtain its results;

                  (iv) As soon as available but in any event not later than forty-five (45) days after the end of calendar year 1998, and subsequent years thereafter during the term of the Loan, annual projections for the following year prepared by Borrower of operating expenses, cash flows, capital expenditures, tenant improvements and other income expenses of Borrower relating to the Property;

                  (v) Within forty-five (45) days after the end of each fiscal quarter of Borrower during the term of the Loan, a certified rent roll for the Property; and

                  (vi) Such other data and information (financial and otherwise) as Lender may, from time to time, reasonably request, relating to the Property, Borrower's financial condition or the results of operations.

            (o) Borrower shall notify Lender as promptly as possible if Borrower has actual knowledge of (i) the occurrence of any Default,
(ii) any litigation, claim or proceeding against or affecting Borrower seeking the payment of money by Borrower in excess of One Million Dollars ($1,000,000), whether in the form of damages, fines, penalties or costs,
(iii) any action, claim, proceeding or dispute involving Borrower and any court, board, commission, agency or instrumentality of any federal, state or local government or any agency or subdivision thereof, which if adversely resolved could be reasonably expected to result in a Material Adverse Effect, or (iv) any Material Adverse Effect.

            (p) Except to the extent permitted under Section 7.2 hereof, Borrower shall not fail to maintain its organizational existence, or dissolve or liquidate all or substantially all of its assets, or merge or consolidate with any other corporation or entity or purchase any stock or assets of any other person, association, partnership, corporation or entity, other than assets used in the ordinary course of business of Borrower or enter into any pool, joint venture or syndicate with any other party.

            (q) Borrower shall permit Lender, its agents and representatives, to inspect the Property and inspect, audit and make extracts from Borrower's records, files, books of account, computer software and disks during normal business hours and upon not less than 48 hours prior notice at the place where such books and records are customarily kept.

            (r) Based upon the recommendations set forth in the Report, Borrower has requested and Saks Fifth Avenue ("Saks") has relocated the majority of certain chemicals, previously located in the mechanical room in the demised premises of Saks as described in the Report, to an area of the Saks premises without floor drains; to the actual knowledge of Borrower, such relocation was conducted in a commercially reasonable manner in compliance with all laws, ordinances and regulations without leakage or spillage occurring on or about the Property. As to the remainder of such chemicals which for practical reasons shall remain in the mechanical room, Borrower has requested that Saks utilize a form of secondary containment in order to safeguard against any potential leakage, spillage or discharge of such chemicals and to ensure storage in compliance with all applicable laws, ordinances and regulations. Borrower agrees to use commercially reasonable efforts to ensure compliance by Saks with such request.

                                   ARTICLE 4
                                   ---------

                          THEATER LEASE/LEASING COSTS
                          ---------------------------

      Lender acknowledges that Borrower is currently engaged in, or hereafter may enter into negotiations for the construction and leasing of a theater to be located in the Mall (the "Theater"). Borrower agrees that it shall not enter into a lease for the Theater without the prior written consent of Lender; provided, however, that Lender hereby approves of the terms and conditions with respect to such lease as set forth on Exhibit A attached hereto and incorporated herein. Lender's consent shall not be required with respect to such lease provided that the material terms and conditions thereof are substantially similar to those set forth in Exhibit A as determined by Lender in its reasonable discretion. Lender shall be deemed to have approved any such lease after the 10th business day after the date Lender has received such lease if no changes or objections thereto are sent to Borrower within such time period. In the event that Borrower enters into a lease for the Theater, and if Borrower is responsible for the cost of tenant's build-out (not to exceed $4,600,000) or leasing commissions (not to exceed $80,000) in connection therewith (collectively referred to as the "Leasing Costs"), Borrower shall deposit, with a title insurance company reasonably acceptable to Lender, the amount necessary or required to fully satisfy the Leasing Costs (the "Construction Escrow"), together with such other documents and materials reasonably requested by Lender, including, without limitation, (i) a project budget for construction of the Theater and (ii) plans and specifications detailing the construction of the Theater. To secure payment of the Note and performance of Borrower's obligations under the Loan Documents, Borrower agrees to execute and deliver to Lender, such documents and agreements reasonably requested by Lender, in a form reasonably approved by Borrower, pledging and granting to Lender a continuing security interest in any amounts required to be deposited with the title company pursuant to this Section, including without limitation, a Deposit, Pledge and Security Agreement, in a form reasonably approved by Borrower, together with any other documents or instruments reasonably requested by Lender to perfect a continuing security interest in such monies. Amounts held in the Construction Escrow shall be disbursed pursuant to the terms, and subject to the conditions of, a construction escrow agreement in form and substance reasonably acceptable to Lender and Borrower.



                                   ARTICLE 5
                                   ---------

                             INTENTIONALLY DELETED
                             ---------------------

                                   ARTICLE 6
                                   ---------

                              DEFAULTS; REMEDIES
                              ------------------

      6.1 DEFAULTS. If one or more of the following events (herein called "Defaults") shall occur and be continuing:

            (a) If any default is made in the due and punctual payment of principal due on the Maturity Date (as such date may be extended pursuant the extension option set forth in Section 2.2) or if any default is made in the due and punctual payment of interest within five (5) business days after the date such payment is due under the Note;

            (b) Except as otherwise provided under this Paragraph 6.1, if a default shall exist and be continuing in the performance or observance of any other covenant or agreement of Borrower under the Note, the Mortgage, this Agreement or any other document or instrument regulating, evidencing or securing the Loan, including, but not limited to, any of the Loan Documents, which default continues for a period of fifteen (15) business days after written notice thereof is given to Borrower; provided that if Borrower shall commence to cure such default and thereafter diligently pursue such cure, and such default does not have a Material Adverse Effect, then Borrower shall have up to thirty (30) days to cure such default;

            (c) The occurrence of a Prohibited Transfer (as defined in the Mortgage);

            (d) If any representation or warranty contained herein or in any other Loan Document or if any of the information contained in any documentation provided to Lender by Borrower in conjunction with the Loan shall not be true and accurate in all material respects as of the date made;

            (e)   If:

                  (i) Borrower shall file a voluntary petition in bankruptcy or for relief under the federal Bankruptcy Act or any similar state or federal law;

                  (ii) Borrower shall file a pleading in any proceeding admitting insolvency;

                  (iii) Within ninety (90) days after the filing against Borrower of any involuntary proceeding under the federal Bankruptcy Act or similar state or federal law, such proceedings shall not have been vacated;

                  (iv) All or substantially all of Borrower's assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, unless such attachment, seizure, writ, warrant or levy is vacated within ninety (90) days;

                  (v) Borrower shall make an assignment for the benefit of creditors or shall consent to the appointment of a receiver or trustee or liquidator of all or substantially all of its property, or the Property; or

                  (vi) Any order appointing a receiver, trustee or liquidator of Borrower or all or substantially all of Borrower's property or the Property is not vacated within ninety (90) days following the entry thereof;

            (f) If a notice of lien, levy or assignment is filed or recorded with respect to the Property or with respect to all or any of the assets of Borrower by the United States government or any department, agency or instrumentality thereof or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon the Property or any other of Borrower's assets and any of the foregoing is not released, bonded or otherwise secured to Lender's reasonable satisfaction within thirty (30) days after the same becomes a lien or encumbrance;

            (g)   The dissolution of Borrower;

            (h) Any Major Lease which exceeds 20,000 square feet, or Major Leases which in the aggregate exceed 20,000 square feet, shall terminate or be canceled due to the default or breach of obligations thereunder by the landlord; provided, however, that termination or cancellation due to rights of tenants set forth in their leases to terminate in the event that certain co-tenancy conditions have not been met shall not be deemed a Default hereunder; or

            (i) If Borrower shall enter into a lease for the Theater which has Leasing Costs, and Borrower shall fail to pay such Leasing Costs as and when required by the lease and such failure continues beyond any applicable periods of notice or cure under the lease;

then Lender, at its option and without affecting the lien created by the Mortgage or any other Loan Document or the priority of said lien or any other right of Lender hereunder, may declare, without further notice, all indebtedness owing to Lender under the Loan Documents immediately due with interest thereon at the Default Rate, and Lender may immediately proceed to foreclose the Mortgage and to exercise any right provided by the Mortgage, the Note, the other Loan Documents or otherwise.

                                   ARTICLE 7
                                   ---------

                                  ASSIGNMENTS
                                  -----------

      7.1 LENDER'S RIGHT TO ASSIGN. Lender shall have the right, at any time and from time to time during the term of the Loan, to sell, assign, transfer or convey all or any portion of its interest in the Loan, the Note, and the other Loan Documents and may sell participation interests in such rights and security therein to any bank, insurance company or other financial institution (a "Transferee") and Borrower agrees that it shall fully cooperate with Lender and such Transferee to facilitate such transfer, at Lender's sole cost and expense. In no event shall such sale increase Borrower's liability or obligations under the Loan Documents.
Upon a sale of all or any portion of Lender's interest in the Loan and security therefor and assumption of such interest by a Transferee, Borrower agrees that Lender shall have no further liability with respect to the interest or interests so sold. If requested, Borrower agrees that it shall execute such documents, estoppels, confirmations and agreements, including, without limitation, a replacement note or notes in favor of Lender and any such Transferee(s), to evidence their respective rights in the Loan and the Loan Documents.

      7.2 BORROWER'S RIGHT TO ASSIGN. Except as specifically permitted below, Borrower shall not have the right to sell, assign, convey or otherwise transfer all or any portion of its interests in the Loan or the Loan Documents without the prior written consent of Lender; provided, however, that the following transfers shall be permitted without Lender's consent: (i) the transfer of partnership interests in Borrower among the existing partners of Borrower, (ii) transfers of limited partnership interests in Borrower, in whole or in part, (iii) the transfer of JMB's existing general partnership interest in Borrower, in whole or in part, to any partnership, corporation or other entity that is directly or indirectly controlling, controlled by or under common control with JMB (each such entity a "JMB Affiliate"), (iv) the transfer or assignment (including, without limitation, the pledging or granting of a lien, mortgage, security interest or other encumbrance or alienation) of the ownership interests in the limited partners of Borrower, and (v) the transfer or assignment of the ownership interest in the general partnership interest in Borrower, provided that JMB or a JMB Affiliate has retained or will retain
(A) the existing general partnership interest in Borrower and (B) the ability to control, directly or indirectly, the day-to-day operations and management of Borrower. In addition to the foregoing, Borrower shall be permitted a sale of the Property on one occasion to an unaffiliated bona-fide purchaser, provided that Lender, in its sole and absolute discretion, approves such bona-fide purchaser prior to such sale.

                                   ARTICLE 8
                                   ---------

                                   INDEMNITY
                                   ---------

      8.1 INDEMNITY. Borrower hereby indemnifies Lender, and its directors, officers, employees, affiliates, agents, successors and assigns (collectively, "Indemnified Persons") against, and agrees to hold each such Indemnified Person harmless from, any and all losses, claims, damages and liabilities, actually incurred (excluding speculative and consequential damages) including expenses relating to such claims, including reasonable counsel fees and expenses, incurred by such Indemnified Person arising out of any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party thereto) relating to any transactions, services or matters that are the subject of this Agreement or the other Loan Documents; provided, however, that such indemnity shall not apply to any such losses, claims, damages, or liabilities or related expenses determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Person. The agreements of Borrower in this Section 8.1 shall be in addition to any liability that Borrower may otherwise have. All amounts due under this
Section 8.1 shall be payable as incurred upon written demand therefor.


                                   ARTICLE 9
                                   ---------

                                 MISCELLANEOUS
                                 -------------

      9.1 NOTICES. Any notice, demand or other communication which any party hereto may desire or may be required to give to any other party under this Agreement or the other Loan Documents shall be in writing, and shall be deemed given (i) if and when personally delivered, (ii) upon receipt or refusal thereof if sent by Federal Express or any other nationally recognized overnight courier addressed to a party at its address set forth below, (iii) upon receipt or refusal thereof if deposited in United States registered or certified mail, postage prepaid, or (iv) upon receipt if sent by telecopy, addressed to a party at its address set forth below, or at such other place as such party may have designated to all other parties by notice in writing in accordance herewith:

            (a)   If to Borrower:    JMB Income Properties, Ltd. - XI
                                     c/o JMB Realty Corp.
                                     900 North Michigan Avenue
                                     Suite 1900
                                     Chicago, Illinois 60611-1582
                                     Attention:  Mr. Stephen A. Lovelette
                                     Telecopy No.: (312) 915-2310

            with a copy to:          Pircher Nichols & Meeks
                                     900 North Michigan Avenue
                                     Chicago, Illinois 60611
                                     Attention: Marc A. Benjamin, Esq.
                                     Telecopy No.:  (312) 915-3348

      (b)   If to Lender:            Dresdner Bank AG
                                     190 South LaSalle Street
                                     Suite 2700
                                     Chicago, Illinois 60603
                                     Attention: James W. Blessing
                                     Telecopy No.: (312) 444-1301

            with a copy to:          Rudnick & Wolfe
                                     203 North LaSalle Street
                                     Suite 1800
                                     Chicago, Illinois  60601
                                     Attn: John T. Cusack, Esq.
                                     Telecopy No.: (312) 236-7516

Except as otherwise specifically required herein, notice of the exercise of any right or option granted to Lender by this Agreement is not required to be given. Failure to deliver copies of notices shall not render the notice invalid.

      9.2 EXPENSES. Borrower shall be liable for payment of all reasonable costs incurred by Lender in connection with making the Loan, the preparation, execution and delivery of this Agreement and the other Loan Documents, the enforcement of the Loan Documents and Lender's rights and remedies thereunder, including, without limitation, reasonable attorneys' fees and costs, consultants' fees and costs, recording fees, title insurance premiums, environmental assessment fees and appraisal fees.

      9.3 APPRAISAL. Upon the occurrence and continuation of a Default, Lender may request a new or updated MAI appraisal for the Property and Borrower shall cooperate with Lender in obtaining such appraisal. Borrower shall be liable for the cost and expense of such appraisal during the term of the Loan.

      9.4 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement and the other Loan Documents contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and the same may not be amended, modified or discharged, nor may any of their terms be waived, except by an instrument in writing signed by the party to be bound thereby.

      9.5 FURTHER ASSURANCES. The parties hereto each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action, in good faith and in a commercially reasonable manner as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transaction contemplated hereby. Any consents or approvals required by or of the parties hereto shall not be unreasonably withheld or delayed.

      9.6 NO THIRD PARTY BENEFITS. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and no third party is intended to or shall have any rights hereunder.

      9.7 ASSIGNS. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

      9.8   INTERPRETATION.

            (a) The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

            (b) The terms "hereby," hereof," "herein," "hereunder" and any similar terms shall refer to this Agreement, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before, the date of this Agreement.

            (c) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

            (d) Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

            (e) The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

      9.9 COUNTERPARTS. This Agreement and any document or instrument executed pursuant thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.10 COMPUTATION OF TIME. Whenever under the terms of this Agree-ment the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next Business Day. Otherwise all references herein to "days" shall mean calendar days.

      9.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, in which the transactions contemplated herein were negotiated, the Note and other Loan Documents were executed and delivered, and where the principal offices of Lender are located.

      9.12  TIME OF THE ESSENCE.  Time is of the essence of this agreement.

      9.13 SEVERABILITY. If any provision of this Agreement shall be judicially or administratively held invalid or unenforceable for any reason, such holding shall not be deemed to affect, alter, modify or impair in any way any other provision hereof.

      9.14 SUBMISSION TO JURISDICTION; WAIVERS. Borrower hereby irrevocably and unconditionally:

            (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Illinois located in Chicago, Illinois, the courts of the United States of America for the Northern District of Illinois, and appellate courts from any thereof.

            (b) to the extent permitted by applicable law, consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

            (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in paragraph 9.1 hereof or at such other address of which Lender shall have been notified pursuant thereof.

            (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

            (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

      9.15  ACKNOWLEDGMENTS.  Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) Lender has no fiduciary relationship with or fiduciary duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Lender and Borrower in connection herewith or therewith is solely that of creditor and debtor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Lender or Borrower.

      9.16 WAIVERS OF JURY TRIAL. BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY
COUNTERCLAIM THEREIN.

      9.17 CONFLICTS. In the event of any conflict between the terms of this Agreement and the terms of the Mortgage, the terms of this Agreement shall control.

      9.18 LIMITATION OF LIABILITY. No present or future partner of Borrower, and no advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant or agent of any entity which now or hereafter holds a direct or indirect interest in a partner of Borrower, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to or in connection with this Agreement, made at any time or times, heretofore or hereafter, and Lender, its successors and assigns, shall look solely to the collateral of Borrower given to Lender as security for the Loan for the payment of any claim against, or for any performance by, Borrower, and Lender hereby waives any and all such personal liability.

The limitations of liability provided in this paragraph are in addition to, and not in limitation of, any limitation on liability applicable provided by law or by any other contract, agreement or instrument.

                              [SIGNATURES FOLLOW]

      IN WITNESS WHEREOF, this Agreement is effective as of the day and year first above written.


                         BORROWER:

                         JMB INCOME PROPERTIES, LTD. - XI

                         By:   JMB Realty Corporation,
                               Its Managing General Partner

                               By:
                               Name:
                               Title: Vice President
                         LENDER:

                               DRESDNER BANK AG, NEW YORK BRANCH AND
                               GRAND CAYMAN BRANCH


                               By:
                               Name:
                               Title:


                               By:
                               Name:
                               Title:

JOINDER
-------



The undersigned hereby consents to, and joins in the terms and conditions of the foregoing Loan Agreement solely for the purposes of the covenants set forth in Section 3.2 (j) thereof, intending to be bound thereby as fully and with the same effect as if the undersigned had executed such instrument.




                         JMB Realty Corporation,
                         a Delaware corporation

                         By:
                         Name:
                         Title: Vice President





Dated as of November 24th 1998.

                                   EXHIBIT A
                                   ---------

                        SUMMARY OF THEATER LEASE TERMS
                        ------------------------------


                                 See Attached

                                 MORTGAGE NOTE
                                 -------------


$34,000,000                                                 Chicago, Illinois
                                                            November 24, 1998


THIS MORTGAGE NOTE ("Note") is dated as of the 24th day of November, 1998, by JMB INCOME PROPERTIES, LTD. - XI, an Illinois limited partnership ("Borrower") to the order of DRESDNER BANK AG, NEW YORK BRANCH AND GRAND CAYMAN BRANCH, its successors and assigns ("Lender").

      FOR VALUE RECEIVED, Borrower hereby promises to pay to the order of Lender in the manner provided hereinafter, the principal sum of Thirty Four Million Dollars ($34,000,000) pursuant to the terms of this Note and that certain Loan Agreement of even date herewith (as amended or replaced from time to time, the "Loan Agreement"), between Borrower and Lender, and its respective successors and assigns with interest thereon, as follows:

      1. CERTAIN DEFINITIONS. As used herein, the following terms shall have the indicated meanings:

            A. ADDITIONAL COST. Any Funding Cost or any other cost incurred by Lender after the date hereof as a result of (i) the introduction of, (ii) any change in, or (iii) any changed effect of,
(iv) any change in the interpretation of any law, rule, regulation or other requirement imposed, interpreted, administered and/or enforced by any United States federal, state or other governmental or monetary authority which increases Lender's direct cost (such as a reserve requirement), which is, is deemed to be or is made applicable against any assets held by, or deposits or accounts in or with, or credits extended by Lender and which causes Lender to incur any cost in, or increases the effective cost to Lender of, lending to Borrower at the LIBOR Based Rate, or decreases the effective spread or yield of one and one-thirtieth of one percent (1.30%) per annum which would be made by Lender between LIBOR and the LIBOR Based Rate.

            B. BUSINESS DAY. Any day on which national banking associations are required to be open in Chicago, Illinois, New York City, and London, England.

            C. CONTRACT. Any contract for 30, 60, 90 or 180 days (as available), as elected by Borrower (or any other period expressly agreed to by Lender and Borrower), made by Lender, or available to be made by Lender, in the London, Cayman Islands or Nassau Interbank Markets to obtain the deposit with Lender of the sum required to fund a LIBOR Portion for the respective Contract Period.

            D. CONTRACT PAYMENT DATE. For each Contract, the date on which it matures, except that if the Contract matures on a day which is not a Business Day, with respect to a LIBOR Portion, the date shall be the next succeeding day which is a Business Day.

            E. CONTRACT PERIOD. The term of a Contract, which shall be 30, 60, 90 or 180 days (as available or any other available period expressly agreed to by Lender and Borrower) for which Borrower elects to be charged interest on a LIBOR Portion at the LIBOR Based Rate. No Contract Period shall extend beyond the Maturity Date. For any LIBOR Portion in respect of which Lender chooses not to accept a deposit, the Contract Period thereof shall mean the interest period for which Borrower has elected to be charged at the LIBOR Rate for a LIBOR Portion.

            F. CONVERSION DATE. For interest computation purposes, and as may be appropriate, the effective date on which:

            (i) a LIBOR Portion becomes a part or all of the Floating Rate Based Funds; or

            (ii) the whole or a portion of the principal balance from time to time outstanding of the Loan which is Floating Rate Based Funds becomes a part or all of a LIBOR Portion; or

            (iii) an expiring LIBOR Portion is converted into a part or all of another LIBOR Portion.

            G.    DEBT AMORTIZATION CHARGES.  As defined in the Loan
Agreement.

            H.    DEFAULT.  As defined in Article 6 of the Loan Agreement.

            I. DEFAULT RATE. Four percent (4%) per annum plus the Prime Rate with respect to Floating Rate Based Funds and four percent (4%) per annum plus the LIBOR Based Rate with respect to any LIBOR Portion.

            J. FLOATING RATE BASED FUNDS. At any time, the portion of the outstanding principal balance of the Loan on which interest is being charged at the Floating Interest Rate.

            K. FLOATING INTEREST RATE. The Prime Rate from time to time in effect, each computed based on the actual number of days elapsed and a year of three hundred sixty (360) days.

            L. FUNDING COSTS. Any costs, expenses, penalties and/or charges incurred by Lender arising directly from or relating directly to, as the case may be, the early termination, breakage or other disposition of a Contract because of payment or prepayment of a LIBOR Portion prior to the Contract Payment Date or termination of such LIBOR Rate Portion, all as determined by Lender in good faith.

            M. INDEBTEDNESS. All of Borrower's liabilities, obligations and indebtedness to Lender of any kind and nature, including, without limitation, all principal, interest, fees, charges and other expenses due hereunder or under any of the other Loan Documents or any other agreement.

            N. INTERBANK MARKET. Any interbank market, whether located in London, England, or the Cayman Islands, or Nassau, the Bahamas, or in any other location satisfactory to Lender, where Lender, or any branch, subsidiary, parent or affiliate of Lender, may purchase or sell deposits of U.S. dollars to other banks for fixed periods.

            O. LIBOR. For each Contract, the interest rate quoted by Lender on such Contract, which shall be the rate of interest per annum (computed on basis of a three hundred sixty (360)-day year) at which a deposit in U.S. dollars in the sum equal to the corresponding LIBOR Portion is offered to Lender in the Interbank Market for the Contract Period at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of a Contract Period. The use of such offered interest rate to define the LIBOR Based Rate shall not obligate Lender to accept a deposit in order to charge interest on a LIBOR Portion at the LIBOR Based Rate once Borrower elects to be charged interest at such rate on a portion of the principal balance of the Loan (a LIBOR Portion) for a definite period (the Contract Period).

            P. LIBOR BASED RATE. For any given LIBOR Portion for its corresponding Contract Period, the sum of (1) the quotient of (a) LIBOR divided by (b) one minus the Reserve Requirement, if required by present or future regulations imposed by any United States federal, state or other governmental monetary authority (expressed as a decimal and rounded upward, if necessary, to the next higher 1/100 of 1%), plus (2) 1.30% per annum computed on the actual number of days elapsed and a year computed on the basis of a three hundred sixty (360)-day year.

            Q. LIBOR PORTION. Each portion (if there is more than one Contract in existence) of the principal balance from time to time outstanding on which, as a result of Borrower's election, Borrower is charged interest at the corresponding LIBOR Based Rate. No LIBOR Portion shall be less than One Million Dollars ($1,000,000).

            R. LOAN. A Thirty Four Million Dollar ($34,000,000) loan made by Lender to Borrower as evidenced, in part, by this Note and secured by the Loan Documents hereinafter described.

            S.    LOAN DOCUMENTS.  As defined in the Loan Agreement.

            T. MATURITY DATE. November 24, 1999, or such earlier date as the entire outstanding principal balance of this Note and accrued and unpaid interest thereon, and any other sums which are due and payable pursuant to the terms and provisions of this Note are due and payable by reason of the acceleration of the maturity of this Note; subject, however, to Borrower's right to extend the Maturity Date to May 24, 2000, as provided in the Loan Agreement.

            U.    MORTGAGE.  As defined in the Loan Agreement.

            V. PAYMENT DATE. The first day of December, 1998 and the first day of each month thereafter during the term hereof.

            W. PRIME RATE. The average of the prime rates or reference rates announced or published by Citibank and The Chase Manhattan Bank, N.A.

The "Prime Rate" is a base reference rate of interest adopted by Lender as a general benchmark from which the Lender determines the floating interest rates chargeable on various loans to borrowers with varying degrees of creditworthiness and Borrower acknowledges and agrees that Lender has made no representations whatsoever that the "Prime Rate" is the interest rate actually offered by Lender to borrowers of any particular creditworthiness.

            X. REGULATION D. Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, and any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

            Y. RESERVE REQUIREMENT. With respect to any Contract Period, the daily average during each such respective period of the maximum aggregate reserve requirement (including, but not limited to, all basic supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such period) which is imposed under Regulation D on nonpersonal time deposits of One Hundred Thousand Dollars ($100,000.00) or more with a maturity equal to the particular Contract Period.

      2. PRINCIPAL AND INTEREST; ADDITIONAL COSTS. Principal and interest thereon shall be due and payable by Borrower as follows:

            A. INTEREST. Interest on each LIBOR Portion shall accrue at the LIBOR Based Rate and shall be computed and payable monthly in arrears on the first day of each calendar month during the term hereof. Interest on each Floating Rate Based Funds Portion shall accrue at the Floating Interest Rate and shall be computed and payable monthly in arrears on the first day of each calendar month during the term hereof. Notwithstanding anything in this Note or the Mortgage to the contrary, interest due on any LIBOR Portion on the date of any termination, breakage or other disposition of its covering Contract must and shall be paid to Lender and received by Lender in good, cleared funds, at the place designated by Lender, by 12:00 noon eastern time on the date such interest is due from Lender by reason of the termination, breakage or other disposition in accordance with the foregoing, time being of the essence. With respect to any portion of the Loan which is not bearing interest at the LIBOR Based Rate, interest shall accrue on the amount of the principal balance outstanding hereunder from time to time at the Floating Interest Rate. Any change in the Floating Interest Rate shall become effective on the date of each change in the Prime Rate. Such interest shall be paid monthly in arrears on the first day of each calendar month of the term hereof. Interest shall accrue on any LIBOR Portion of the Loan at the LIBOR Based Rate. Each determination of LIBOR by Lender shall be conclusive and binding for all purposes hereof in the absence of manifest error. From and after the occurrence of a Default or the Maturity Date of this Note, whether by acceleration or otherwise, interest shall accrue on the amount of the principal balance outstanding hereunder at the Default Rate and shall be payable upon demand.

            B. PRINCIPAL. The entire outstanding principal balance of this Note and any accrued and unpaid interest thereon shall be due and payable (if not sooner paid) on the Maturity Date, as such date may be extended pursuant to the terms and subject to the conditions set forth in the Loan Agreement (or on the first Business Day thereafter if such day is not a Business Day) unless due and payable earlier by reason of the acceleration of the maturity of this Note.

            C.    ADDITIONAL COSTS.        Borrower agrees to pay to Lender
any Additional Costs incurred by Lender, from time to time and on demand and all such Additional Costs shall be considered additional interest on the principal sum outstanding under this Note. Any notice of Additional Costs to be paid shall include a statement, in reasonable detail, as to the basis upon which said sum(s) have been computed. Any such notices of Additional Cost to be paid and any computations of such costs given or submitted by Lender to Borrower shall be presumptively correct and presumptive evidence of Borrower's obligation to pay such costs.

      3. FLOATING INTEREST RATE OPTIONS. Unless a LIBOR option is designated by Borrower on all or portions of the Loan as provided in
Section 4 below, the entire outstanding principal balance of the Loan shall accrue interest at the Floating Interest Rate.

      4. LIBOR OPTIONS. Provided that no Default has occurred and is continuing under this Note or any other Loan Document, Borrower shall have the option to cause the entire outstanding principal balance of the Loan or any portion thereof subject to the provisions of this Agreement, to be covered by one or more LIBOR Portions. Borrower shall make such election, subject to:

      (i) Lender's receiving written notice of the election not less than three (3) Business Days prior to the date requested by Borrower for commencement of the Contract Period of the Contract required to cover the LIBOR Portion;

      (ii) the availability to Lender of a Contract to cover such LIBOR Portion effective on the requested date of commencement for the Contract Period; and

      (iii) Borrower's paying any Additional Cost incurred by Lender from time to time which is attributable to such LIBOR Portion.

If Borrower shall fail to elect a new Contract on or before any Contract Payment Date, then so long as no Default has occurred and is continuing, on the Contract Payment Date, Lender shall convert any expiring Contract to a new LIBOR Portion having the same Contract Period as the expiring Contract.

However, no more than five (5) LIBOR Portions of the Loan may be outstanding at any one time.

      5.    PREPAYMENT.

      A. PREPAYMENTS. The portion of this Note comprised of Floating Rate Based Funds may be prepaid, either in whole or in part, at any time, upon three (3) Business Days' prior notice to Lender, provided, however, that each prepayment shall be accompanied by a payment of all interest accrued at the Floating Interest Rate as of that date on the principal balance outstanding hereunder and provided further that any such prepayment made within six (6) months after the effective date of this Note shall be accompanied by payment of a premium equal to .10% of the principal balance outstanding hereunder ("Prepayment Premium"). The portion of this Note comprised of a LIBOR Portion may be prepaid only on the Contract Payment Date applicable thereto, provided that if any such LIBOR portions are prepaid during the first six (6) months after the effective date of this Note, Borrower shall also remit to Lender an amount equal to the Prepayment Premium. After the sixth (6th) month anniversary of this Note, no Prepayment Premium shall be due or payable. If Borrower shall now or hereafter have a right to prepay such LIBOR Portion by operation of law or otherwise, or if Borrower shall elect to prepay a LIBOR Portion on a date other than a Contract Payment Date, such prepayment must be accompanied by a simultaneous payment of any Additional Cost, Funding Costs and accrued interest on any covering Contract which Lender may incur, attributable to any such LIBOR Portion which is being prepaid in whole or in part. For purposes hereof, upon acceleration of this Note, the portion of this Note comprised of a LIBOR Portion having a Contract Payment Date subsequent to the date of acceleration shall nevertheless be due and payable, payment therefor must be accompanied by payment of any such Additional Cost, Funding Costs and accrued interest on any covering Contract attributable to any such LIBOR Portion and any foreclosure decree entered with respect to the Loan shall include such Additional Cost, Funding Costs and accrued interest.

      B. APPLICATION OF PREPAYMENTS. Any prepayments of the Loan shall be applied first to any Additional Cost then due and owing to Lender by Borrower, second to any other expenses due Lender under the Loan Documents, third to interest accrued at the Floating Interest Rate, fourth, to interest accrued at the LIBOR Rate and last to a LIBOR Portion; provided, however, that mandatory prepayments shall not be applied by Lender to a LIBOR Portion until the Contract Payment Date. All payments shall be applied to this Note.

      All payments made on account of the indebtedness evidenced by this Note shall be made in currency and coin of the United States of America which shall be legal tender for public and private debts at the time of payment. Said payments and prepayments are to be made by wire transfer of Federal funds as follows:

                  Wire transfer to Dresdner Bank AG,
                  New York Branch and Grand Cayman Branch
                  75 Wall Street
                  New York, New York  10005
                  ABA No.:  026-008-303
                  Credit Account No.: 112537
                  Reference: JMB Income Properties, Ltd. - XI
                  (include type of payment)
                  Attn: Mr. Gary Jermansky

      6. DEFAULT. The payment of this Note is secured by, among other things, the Mortgage and the other Loan Documents, which are held by Lender. By this reference, the Loan Agreement is incorporated by reference as if fully set forth herein. It is agreed that upon occurrence and during the continuance of any Default, then, at any time thereafter, at the election of the holder or holders hereof and without additional notice to Borrower, the principal sum remaining unpaid hereon, together with accrued interest thereon, shall become at once due and payable at the place of payment as aforesaid, and Lender may proceed to foreclose the Mortgage, to exercise any other rights and remedies available to Lender under the Mortgage and the other Loan Documents, and to exercise any other rights and remedies against Borrower or with respect to this Note which Lender or the holder hereof may have at law, in equity or otherwise.

      7. WAIVER. The remedies of Lender, as provided herein or in the Mortgage or any other Loan Document, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise. Failure of Lender, for any period of time or on more than one occasion, to exercise the option to accelerate the Maturity Date of this Note shall not constitute a waiver of the right to exercise the same at any time thereafter or in the event of any subsequent Default unless such prior Default giving rise to such right to accelerate the Maturity Date of this Note has theretofore been cured. No act of omission or commission of Lender, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same; any such waiver or release is to be effected only through a written document executed by Lender and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as a waiver or release of any subsequent event or as a bar to any subsequent exercise of Lender's rights or remedies hereunder. Except as otherwise specifically required herein, notice of the exercise of any right or remedy granted to Lender by this Note is not required to be given.

      8. ENFORCEMENT COSTS. If (i) this Note or any Loan Document is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (ii) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors' rights and involving a claim under this Note or any of the Loan Documents; (iii) an attorney is retained to protect or enforce the lien of the Mortgage or any of the Loan Documents; or (iv) an attorney is retained after the occurrence of a Default to represent Lender in any other proceedings of the Borrower whatsoever in connection with this Note, the Mortgage, any of the Loan Documents or any property subject thereto, then Borrower shall pay to Lender all reasonable attorneys' fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

      From and after the occurrence and during the continuance of a Default, Lender is expressly authorized to apply payments made under this Note as Lender may elect against any or all amounts, or portions thereof, then due and payable hereunder or under the Mortgage or any other Loan Document, the outstanding principal balance due under this Note, the unpaid and accrued interest due under this Note, or any combination of the foregoing.

      9. WAIVER. Borrower and any and all others who are now or may become liable for all or part of the obligations of Borrower, under this Note (all of the foregoing being referred to collectively herein as "Obligors") jointly and severally: (i) to the fullest extent allowed by law, waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness evidenced by this Note or by any extension or renewal hereof;
(ii) to the fullest extent allowed by law, waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; (iii) to the fullest extent allowed by law, waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of the payment hereof or hereunder (except as otherwise expressly provided herein or in the Loan Agreement); (iv) to the fullest extent allowed by law, waive any and all lack of diligence and delays in the enforcement of the payment hereof; (v) agree that the liability of each of the Obligors shall be without regard to the liability of any other person or entity for the payment hereof, and shall not be affected in any manner by any indulgence or forbearance granted or consented to by Lender to any of them with respect hereto; (vi) consent to any and all extensions of time, renewals, waivers or modifications that may be granted by Lender with respect to the payment or other provisions hereof, and to the release of any security at any time given for the payment hereof, or any part thereof, with or without substitution, and to the release of any person or entity liable for the payment hereof; and (vii) consent to the addition of any and all other makers, indorsers, guarantors and other Obligors for the payment hereof, and to the acceptance of any and all other security for the payment hereof, and agree that the addition of any such Obligors or security shall not affect the liability of any of the Obligors for the payment hereof. Time is of the essence hereof.

      10.   GOVERNING LAW AND OTHER AGREEMENTS.  Borrower agrees that:
(i) this instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the substantive laws of the State of Illinois, without reference to the conflicts of laws principles of such state; (ii) the obligation evidenced by this Note is an exempted transaction under the Truth In Lending Act, 15 U.S.C. Section 1601 et seq.; and (iii) the proceeds of the indebtedness evidenced by this Note will not be used for the purchase of registered equity securities within the purview of Regulation "U" issued by the Board of Governors of the Federal Reserve System.

      11. INTERPRETATION. The parties hereto intend and believe that each provision in this Note comports with all applicable law. However, if any provision in this Note is found by a court of law to be in violation of any applicable law, and if such court should declare such provision of this Note to be unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such provision shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Note shall be construed as if such unlawful, void or unenforceable provision were not contained therein, and that the rights, obligations and interests of Borrower and the holder hereof under the remainder of this Note shall continue in full force and effect; provided, however, that if any provision of this Note which is found to be in violation of any applicable law concerns the imposition of interest hereunder, the rights, obligations and interests of Borrower and Lender with respect to the imposition of interest hereunder shall be governed and controlled by the provisions of the following paragraph.

      12. EXCESS INTEREST. It being the intention of Lender and Borrower to comply with the laws of the State of Illinois with regard to the rate of interest charged hereunder, it is agreed that, notwithstanding any provision to the contrary in this Note, the Mortgage, or any of the other Loan Documents, no such provision, including, without limitation, any provision of this Note providing for the payment of interest or other charges and any provision of the Loan Documents providing for the payment of interest, fees, costs or other charges, shall require the payment or permit the collection of any amount ("Excess Interest") in excess of the maximum amount of interest permitted by law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the indebtedness evidenced by this Note. If any Excess Interest is provided for, or is adjudicated to be provided for, in this Note, the Mortgage, or any of the other Loan Documents, then in such event:

            (a)   the provisions of this Section shall govern and control;

            (b) neither Borrower nor any of the other Obligors shall be obligated to pay any Excess Interest;

            (c) any Excess Interest that Lender may have received hereunder at the option of Lender, shall be (i) applied as a credit against the then outstanding principal balance due under this Note, accrued and unpaid interest thereon not to exceed the maximum amount permitted by law, or both, (ii) refunded to the payor thereof, or (iii) any combination of the foregoing;

            (d) the applicable interest rate or rates shall be automatically subject to reduction to the maximum lawful rate allowed to be contracted for in writing under the applicable usury laws of the aforesaid State, and this Note, the Mortgage, and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in such interest rate or rates; and

            (e) neither Borrower nor any of the other Obligors shall have any action or remedy against Lender for any damages whatsoever or any defense to enforcement of the Note, Mortgage or any other Loan Document arising out of the payment or collection of any Excess Interest.

      13. SUCCESSORS AND ASSIGNS. Upon any endorsement, assignment or other transfer of this Note by Lender or by operation of law, the term "Lender," as used herein, shall mean such endorsee, assignee or other transferee or successor to Lender then becoming the holder of this Note. This Note shall inure to the benefit of Lender and its successors and assigns and shall be binding upon the undersigned and its successors and assigns. The terms "Borrower" and "Obligors," as used herein, shall include the respective successors, assigns, legal and personal representatives, executors, administrators, devisees, legatees and heirs of Borrower and any other Obligors.

      14. NOTICES. Any notice, demand or other communication which any party hereto may desire or may be required to give to any other party hereto shall be given in the manner provided in the Loan Agreement.

      15. LIMITATION OF LIABILITY. No present or future partner of Borrower, and no advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant or agent of any entity which now or hereafter holds a direct or indirect interest in a partner of Borrower, shall have any personal liability, directly or indirectly, under or in connection with this Note, or any agreement made or entered into under or pursuant to or in connection with this Note, made at any time or times, heretofore or hereafter, and Lender, its successors and assigns, shall look solely to the collateral of Borrower given to Lender as security for the Loan for the payment of any claim against, or for any performance by, Borrower, and Lender hereby waives any and all such personal liability.

The limitations of liability provided in this paragraph are in addition to, and not in limitation of, any limitation on liability applicable provided by law or by any other contract, agreement or instrument.

      IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first above written.

                               BORROWER:

                               JMB INCOME PROPERTIES, LTD. - XI

                               By:   JMB Realty Corporation,
                                     its Managing General Partner


                                     By:
                                     Name:
                                     Title:  Vice President